Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) OCTOBER 13, 2026
THIRD QUARTER 2026 RESULTS AND KEY METRICS	CHAIR AND CEO COMMENTARY

Citi Chair and CEO Jane Fraser said, “Our performance in the quarter, which included the best third-quarter revenue in a decade, positive operating leverage and meaningful improvement in our returns, reflects the continued disciplined and consistent execution of our strategy.

“Services delivered another standout quarter, up 15%, with momentum in every driver. Equities rose 14% on strong performance in Asia and Prime, while FX and Spread Products drove overall growth of 6% in Markets. Banking also grew 6%, with particular strength in ECM, where we participated in the quarter's six largest transactions. Wealth saw steady, broad-based growth across all three businesses, with a return of over 14% — well above last year. In U.S. Consumer Cards, we had solid momentum in General Purpose cards, which drove loan growth and a return that exceeded 21%.

“We returned over $4 billion to common shareholders while continuing to invest in growth and prepare for an AI-driven future. We expect to exceed this year's return target, even as we pull forward investments toward our 11-13% near-term goal —the next waypoints on our path to sustainable returns of 14-15%,” Ms. Fraser concluded.

EPS UP 53% AS REPORTED; UP 27% EX-NOTABLE ITEM(3)

RETURNED $4.1 BILLION IN THE FORM OF COMMON SHARE REPURCHASES AND COMMON DIVIDENDS

PAYOUT RATIO OF 85%(4)

COMMON EQUITY TIER 1 CAPITAL RATIO OF 12.8%(5)

BOOK VALUE PER SHARE OF $115.61

TANGIBLE BOOK VALUE PER SHARE OF $101.59(6)

New York, October 13, 2026 – Citigroup Inc. today reported net income for the third quarter 2026 of $5.2 billion, or $2.85 per diluted share, on revenues of $23.8 billion. This compares to net income of $3.8 billion, or $1.86 per diluted share, on revenues of $22.1 billion for the third quarter 2025.

As previously disclosed(3), third quarter results in the prior-year period included a notable item consisting of a goodwill impairment of $726 million ($714 million after-tax), recorded in operating expenses, related to Citi’s agreement to sell a 25% equity stake in Grupo Financiero Banamex, S.A. de C.V. (Banamex).

Revenues increased 8% from the prior-year period, driven by growth in Services, Wealth, Markets and Banking, partially offset by a decline in All Other.

Net income was $5.2 billion, compared to $3.8 billion in the prior-year period on a reported basis, driven by higher revenues and lower expenses, partially offset by a higher provision for credit losses. Excluding the notable item, net income in the prior-year period was $4.5 billion(3).

Earnings per share of $2.85 increased from $1.86 per diluted share in the prior-year period on a reported basis, reflecting higher net income and a lower share count due to share repurchases. Excluding the notable item, earnings per share in the prior-year period was $2.24(3).

Percentage comparisons throughout this press release are calculated for the third quarter 2026 versus the third quarter 2025, unless otherwise specified.

Third Quarter Financial Results

Citigroup ($ in millions, except per share amounts and as otherwise noted)	3Q’26	2Q’26	3Q’25	QoQ%	YoY%
Total revenues, net of interest expense	23,845	24,766	22,090	(4)%	8%

Total operating expenses	13,952	14,215	14,290	(2)%	(2)%

Net credit losses	2,217	2,404	2,214	(8)%	-
Net ACL build / (release)(a)	333	102	145	226%	130%
Other provisions(b)	36	16	91	125%	(60)%
Total provision for credit losses	2,586	2,522	2,450	3%	6%

Income (loss) from continuing operations before taxes	7,307	8,029	5,350	(9)%	37%
Provision for income taxes	1,887	2,005	1,559	(6)%	21%
Income (loss) from continuing operations	5,420	6,024	3,791	(10)%	43%
Income (loss) from discontinued operations, net of taxes	-	-	(1)	-	100%
Net income attributable to non-controlling interest	175	193	38	(9)%	361%
Citigroup’s net income (loss)	$5,245	$5,831	$3,752	(10)%	40%

EOP loans ($B)	820	794	734	3%	12%
Average loans ($B)	809	785	725	3%	12%
EOP assets ($B)	2,941	2,895	2,642	2%	11%
EOP deposits ($B)	1,505	1,493	1,384	1%	9%
Average deposits ($B)	1,528	1,504	1,382	2%	11%

Book value per share	$115.61	$114.74	$108.41	1%	7%
Tangible book value per share(c)	$101.59	$100.89	$95.72	1%	6%
Common Equity Tier 1 (CET1) Capital ratio(d)	12.8%	12.8%	13.3%
Supplementary Leverage ratio (SLR)(d)	5.0%	5.2%	5.5%
Return on average common equity (ROE)(e)	10.1%	11.4%	7.1%	(130) bps	300 bps
Return on average tangible common equity (RoTCE)(f)	11.5%	13.0%	8.0%	(150) bps	350 bps
Efficiency Ratio (total operating expenses/total revenues, net)	58.5%	57.4%	64.7%	110 bps	(620) bps

(a) Includes credit reserve build / (release) for loans and provision / (release) for credit losses on unfunded lending commitments.

(b) Includes provisions on policyholder benefits and claims, Other Assets, and HTM debt securities.

(c) Tangible book value per share is a non-GAAP financial measure. For additional information, refer to Footnote 6.

(d) For additional information, please refer to Footnote 5.

(e) For additional information, please refer to Footnote 1.

(f) RoTCE is a non-GAAP financial measure. For additional information, please refer to Footnote 2.

Citigroup

Citigroup revenues of $23.8 billion in the third quarter 2026 increased 8%, driven by growth in Services, Wealth, Markets and Banking, partially offset by a decline in All Other. Net interest income increased 14%, driven by growth in Markets, Services, Wealth and U.S. Consumer Cards (USCC), partially offset by declines in All Other and Banking. Non-interest revenue decreased 4%, driven by declines in Markets and USCC, largely offset by growth in All Other, Services, Banking and Wealth.

Citigroup operating expenses of $14.0 billion were down 2% on a reported basis, driven by the absence of the notable item as well as lower professional services expenses, partially offset by higher transactional and product servicing expenses, deposit insurance costs, compensation and benefits as well as the contribution to the Citi Foundation. Excluding the notable item in the prior-year period, expenses were up 3%(3).

Citigroup provision for credit losses was $2.6 billion, reflecting $2.2 billion of net credit losses and a net reserve build of $369 million, driven by changes in the macroeconomic outlook and portfolio growth. Net credit losses were unchanged from the prior-year period. The provision in the prior-year period was $2.5 billion, reflecting $2.2 billion of net credit losses and a net reserve build of $236 million, driven by portfolio growth and transfer risk, partially offset by changes in the macroeconomic outlook.

Citigroup net income was $5.2 billion in the third quarter 2026, compared to net income of $3.8 billion in the prior-year period on a reported basis, driven by higher revenues and lower expenses, partially offset by a higher provision for credit losses. Excluding the notable item, net income in the prior-year period was $4.5 billion(3). Citigroup’s effective tax rate was approximately 26% in the third quarter 2026 compared to 29% in the third quarter 2025.

Citigroup’s total allowance for credit losses was $22.4 billion at quarter end, compared to $23.8 billion at the end of the prior-year period. Total ACL on loans was $20.1 billion at quarter end, compared to $19.2 billion at the end of the prior-year period, with a reserve-to-funded loan ratio of 2.5%, down from 2.7% in the prior-year period. Total non-accrual loans decreased $0.4 billion, or 12%, from the prior-year period to $3.3 billion. Corporate non-accrual loans decreased $0.3 billion, or 16%, from the prior-year period to $1.7 billion, driven by upgrades and repayments in Markets, partially offset by idiosyncratic downgrades in Services. Consumer non-accrual loans decreased $0.1 billion, or 5%, from the prior-year period to $1.5 billion, driven by Wealth, partially offset by Legacy Franchises, in All Other.

Citigroup’s end-of-period loans were $820 billion at quarter end, up 12% versus the prior-year period, driven by growth in Markets, USCC, Wealth, Banking and Services. Citigroup’s average loans were $809 billion in the third quarter 2026, up 12% versus the prior-year period, primarily driven by growth in Markets, Services, USCC and Wealth.

Citigroup’s end-of-period deposits were approximately $1.5 trillion at quarter end, up 9% versus the prior-year period, driven by growth in Services. Citigroup’s average deposits were approximately $1.5 trillion in the third quarter 2026, up 11% versus the prior-year period, driven by growth in Services.

Citigroup’s book value per share of $115.61 at quarter end increased 7% versus the prior-year period, and tangible book value per share of $101.59(6) at quarter end increased 6% versus the prior-year period. During the quarter, Citigroup returned $4.1 billion to common shareholders in the form of share repurchases and dividends.

Citigroup’s preliminary CET1 Capital ratio(5) was 12.8% at quarter end, unchanged from the end of the prior quarter, driven by net income and lower deduction from DTA and other, offset by common share repurchases, the payment of common and preferred dividends and unrealized losses on AFS securities.

Citigroup’s Supplementary Leverage ratio(5) for the third quarter 2026 was 5.0%, versus 5.2% at the end of the prior quarter.

Services ($ in millions, except as otherwise noted)	3Q’26	2Q’26	3Q’25	QoQ%	YoY%
Net interest income	3,671	3,541	3,121	4%	18%
Non-interest revenue	1,231	1,198	1,099	3%	12%
Treasury and Trade Solutions	4,902	4,739	4,220	3%	16%
Net interest income	801	750	702	7%	14%
Non-interest revenue	911	893	808	2%	13%
Securities Services	1,712	1,643	1,510	4%	13%
Total Services revenues	6,614	6,382	5,730	4%	15%

Total operating expenses	2,976	2,803	2,707	6%	10%

Net credit losses	3	5	11	(40)%	(73)%
Net ACL build / (release)(a)	(12)	46	(12)	NM	-
Other provisions(b)	(17)	7	62	NM	NM
Total provision for credit losses	(26)	58	61	NM	NM

Net income	$2,637	$2,584	$2,081	2%	27%

Services Key Statistics and Metrics ($B)
Allocated Average TCE(c)	34	34	33	-	2%
RoTCE(c)	31.2%	30.9%	25.0%	30 bps	620 bps
Average loans	107	103	94	4%	14%
Average deposits	1,037	1,017	893	2%	16%
Cross border transaction value(d)	116	115	105	1%	10%
U.S. dollar clearing volume (#MM)(e)	47	46	45	2%	5%
Commercial card spend volume(f)	20	20	18	-	10%
Assets under custody and/or administration (AUC/AUA) ($T)(g)	35	35	30	-	16%

(a) Includes credit reserve build / (release) for loans and provision / (release) for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets.

(c) TCE and RoTCE are non-GAAP financial measures. For additional information, refer to Footnote 2.

(d) Cross border transaction value is defined as the total value of cross-border foreign exchange payments processed through Citi’s proprietary Worldlink and Cross Border Funds Transfer platforms, including payments from consumer, corporate, financial institution and public sector clients.

(e) U.S. dollar clearing volume is defined as the number of USD clearing payment instructions processed by Citi on behalf of U.S. and foreign-domiciled entities (primarily financial institutions). Amounts in the table are stated in millions of payment instructions processed.

(f) Commercial card spend volume is defined as total global spend volumes using Citi issued commercial cards net of refunds and returns.

(g) 3Q'26 is preliminary.

Services

Services revenues of $6.6 billion were up 15%, driven by growth in Treasury and Trade Solutions and Securities Services. Net interest income increased 17%, driven by higher average deposit balances and deposit spreads. Non-interest revenue increased 12%, driven by higher fees.

Treasury and Trade Solutions revenues of $4.9 billion were up 16%, driven by an 18% increase in net interest income and a 12% increase in non-interest revenue. The increase in net interest income was driven by higher average deposit balances and deposit spreads. The increase in non-interest revenue was driven by higher fees and underlying drivers, including cross-border transaction value up 10%, commercial card spend volume up 10% and U.S. dollar clearing volume up 5%, as well as a more favorable impact from currency devaluation in Argentina.

Securities Services revenues of $1.7 billion were up 13%, driven by a 13% increase in non-interest revenue and a 14% increase in net interest income. The increase in non-interest revenue was driven by higher fees, which benefited from a 16% increase in assets under custody and administration, which includes new assets onboarded as well as the impact of market valuations, partially offset by a mark-to-market gain in the prior-year period. The increase in net interest income was driven by higher average deposit balances.

Services operating expenses of $3.0 billion increased 10%, primarily driven by higher compensation, including higher severance, performance-related and other compensation, transactional expenses and other volume and revenue-related expenses.

Services provision for credit losses was a benefit of $26 million, reflecting a net reserve release of $29 million, driven by refinements to certain loss assumptions, and $3 million of net credit losses. The provision in the prior-year period was $61 million, reflecting a net reserve build of $50 million, driven by transfer risk, and $11 million of net credit losses.

Services net income of $2.6 billion increased 27%.

Markets ($ in millions, except as otherwise noted)	3Q’26	2Q’26	3Q’25	QoQ%	YoY%
Rates and currencies	2,965	3,247	2,963	(9)%	-
Spread products / other fixed income	1,421	1,459	1,262	(3)%	13%
Fixed Income markets	4,386	4,706	4,225	(7)%	4%
Equity markets	1,727	2,301	1,520	(25)%	14%
Total Markets revenues	6,113	7,007	5,745	(13)%	6%

Total operating expenses	3,750	3,784	3,490	(1)%	7%

Net credit losses (recoveries)	(2)	(10)	68	80%	NM
Net ACL build / (release)(a)	92	127	(31)	(28)%	NM
Other provisions(b)	(13)	(8)	(5)	(63)%	(160)%
Total provision for credit losses	77	109	32	(29)%	141%

Net income	$1,743	$2,387	$1,702	(27)%	2%

Markets Key Statistics and Metrics ($B)
Allocated Average TCE(c)	56	56	54	-	5%
RoTCE(c)	12.3%	17.0%	12.6%	(470) bps	(30) bps
Average trading account assets	614	603	555	2%	11%
Average loans	191	176	147	9%	30%
Average VaR ($ in MM)(d)	129	122	117	6%	11%

(a) Includes credit reserve build / (release) for loans and provision / (release) for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and HTM debt securities.

(c) TCE and RoTCE are non-GAAP financial measures. For additional information, refer to Footnote 2.

(d) VaR estimates, at a 99% confidence level, the potential decline in the value of a position or a portfolio under normal market conditions assuming a one-day holding period. VaR statistics, which are based on historical data, can be materially different across firms due to differences in portfolio composition, VaR methodologies and model parameters.

Markets

Markets revenues of $6.1 billion increased 6%, driven by growth in Equity markets and Fixed Income markets revenues.

Fixed Income markets revenues of $4.4 billion increased 4%, driven by growth in spread products and other fixed income. Rates and currencies revenues were unchanged, driven by revenue growth in the foreign exchange business on higher volumes, offset by lower revenues in rates. Spread products and other fixed income revenues increased 13%, driven by growth in spread products financing revenues.

Equity markets revenues of $1.7 billion increased 14%, driven by growth in prime services, with prime balances(7) up over 40%, which includes the impact of new balances onboarded as well as market valuations, partially offset by a decline in derivatives revenues.

Markets operating expenses of $3.8 billion increased 7%, driven by higher transactional expenses and compensation, including higher performance-related and other compensation as well as severance.

Markets provision for credit losses was $77 million, reflecting a net reserve build of $79 million, driven by portfolio growth and changes in the macroeconomic outlook, and $2 million of net credit recoveries. The provision in the prior-year period was $32 million, reflecting $68 million of net credit losses and a net reserve release of $36 million, driven by reserve releases related to charge-offs in spread products.

Markets net income of $1.7 billion increased 2%.

Banking ($ in millions, except as otherwise noted)	3Q’26	2Q’26	3Q’25	QoQ%	YoY%
Investment Banking	1,350	1,548	1,238	(13)%	9%
Corporate Lending(a)	382	406	453	(6)%	(16)%
Total Banking revenues(a)	1,732	1,954	1,691	(11)%	2%
Gain / (loss) on loan hedges(8)	9	(32)	(44)	NM	NM
Total Banking revenues including gain/(loss) on loan hedges(8)	1,741	1,922	1,647	(9)%	6%

Total operating expenses	1,225	1,212	1,139	1%	8%
Net credit losses	43	138	9	(69)%	378%
Net ACL build / (release)(b)	(5)	100	136	NM	NM
Other provisions(c)	(15)	4	12	NM	NM
Total provision for credit losses	23	242	157	(90)%	(85)%

Net income	$378	$350	$270	8%	40%

Banking Key Statistics and Metrics
Allocated Average TCE(d) ($B)	8	8	9	-	(15)%
RoTCE(d)	19.2%	18.0%	11.6%	120 bps	760 bps
Average loans ($B)	85	88	81	(3)%	5%

Advisory	406	390	425	4%	(4)%
Equity underwriting	343	426	194	(19)%	77%
Debt underwriting	601	732	619	(18)%	(3)%
Investment Banking revenues	1,350	1,548	1,238	(13)%	9%

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, see Footnote 8.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions on Other Assets.

(d) TCE and RoTCE are non-GAAP financial measures. For additional information, refer to Footnote 2.

Banking

Banking revenues of $1.7 billion increased 6%, driven by growth in Investment Banking and gains on loan hedges, partially offset by a decline in Corporate Lending, excluding gain/(loss) on loan hedges (8).

Investment Banking revenues of $1.4 billion increased 9%, driven by growth in Equity Capital Markets (ECM), partially offset by declines in Advisory and Debt Capital Markets (DCM). ECM revenues increased 77%, as the business gained share in follow-ons and convertibles. Advisory revenues decreased 4%, amid a lower wallet. DCM revenues decreased 3%, driven by a decline in investment grade, primarily offset by growth in leveraged finance.

Corporate Lending revenues of $382 million, excluding gain/(loss) on loan hedges(8), decreased 16%, driven by lower loan spreads, partially offset by higher average loan balances and commitments.

Banking operating expenses of $1.2 billion increased 8%, driven by higher compensation, including performance-related compensation and continued investments in the business.

Banking provision for credit losses was $23 million, reflecting $43 million of net credit losses and a net reserve release of $20 million, driven by changes in credit quality and transfer risk, largely offset by portfolio growth. The provision in the prior-year period was $157 million, reflecting a net reserve build of $148 million, driven by changes in portfolio composition, including portfolio growth, and $9 million of net credit losses.

Banking net income of $378 million increased 40%.

Wealth ($ in millions, except as otherwise noted)	3Q’26	2Q’26	3Q’25	QoQ%	YoY%
Citigold and Retail Banking	2,275	2,181	1,969	4%	16%
Private Bank	766	769	656	-	17%
Wealth at Work	228	227	214	-	7%
Total revenues, net of interest expense	3,269	3,177	2,839	3%	15%

Total operating expenses	2,438	2,377	2,375	3%	3%

Net credit losses	70	57	91	23%	(23)%
Net ACL build / (release)(a)	32	2	(17)	NM	NM
Other provisions(b)	-	-	(1)	-	100%
Total provision for credit losses	102	59	73	73%	40%

Net income	$585	$583	$303	-	93%

Wealth Key Statistics and Metrics ($B)
Allocated Average TCE(c)	16	16	15	-	5%
RoTCE(c)	14.3%	14.4%	7.8%	(10) bps	650 bps

Client investment assets(d)	759	727	660	4%	15%
Deposits	419	415	408	1%	3%
Loans	210	208	202	1%	4%
EOP client balances	1,388	1,350	1,270	3%	9%
Net New Investment Assets (NNIA)(e)	38	16	19	143%	105%

(a) Includes credit reserve build / (release) for loans and provision / (release) for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets.

(c) TCE and RoTCE are non-GAAP financial measures. For additional information, refer to Footnote 2.

(d) 3Q'26 Client investment assets are preliminary. Includes assets under management, trust and custody assets. Starting in 1Q'26, Client investment assets include an additional $10B associated with the value of client insurance policies that were not previously reported.

(e) 3Q'26 Net new investment assets are preliminary. Represents investment asset inflows, including dividends, interest and distributions, less investment asset outflows.

Wealth

Wealth revenues of $3.3 billion increased 15%, driven by growth across all businesses. Net interest income of $2.3 billion increased 20%, driven by higher deposit spreads and average deposit balances, partially offset by lower mortgage spreads. Non-interest revenue of $1.0 billion increased 5%, largely driven by higher investment fee revenues, with growth in client investment assets of 15%, which includes the impact of new assets onboarded as well as market valuations.

Citigold and Retail Banking revenues of $2.3 billion increased 16%, driven by higher deposit spreads.

Private Bank revenues of $766 million increased 17%, primarily driven by higher deposit spreads and average deposit balances.

Wealth at Work revenues of $228 million increased 7%, driven by higher deposit spreads and average deposit balances, primarily offset by lower mortgage spreads.

Wealth operating expenses of $2.4 billion increased 3%, driven by higher compensation, including performance-related and other compensation as well as severance.

Wealth provision for credit losses was $102 million, reflecting $70 million of net credit losses, driven by Citigold and Retail Banking, and a net reserve build of $32 million, driven by portfolio growth and changes in the macroeconomic outlook. The provision in the prior-year period was $73 million, reflecting $91 million of net credit losses and a net reserve release of $18 million, driven by reserve releases related to write-downs.

Wealth net income of $585 million increased 93%.

USCC(a) ($ in millions, except as otherwise noted)	3Q’26	2Q’26	3Q’25	QoQ%	YoY%
Net interest income	5,422	5,180	5,124	5%	6%
Non-interest revenue	(758)	(659)	(468)	(15)%	(62)%
Total revenues, net of interest expense	4,664	4,521	4,656	3%	-

Total operating expenses	1,682	1,794	1,644	(6)%	2%

Net credit losses	1,670	1,850	1,741	(10)%	(4)%
Net ACL build / (release)(b)	207	(232)	55	NM	276%
Other provisions(c)	1	-	3	NM	(67)%
Total provision for credit losses	1,878	1,618	1,799	16%	4%

Net income	$851	$852	$929	-	(8)%

USCC Key Statistics and Metrics ($B)
Allocated Average TCE(d)	16	16	20	-	(24)%
RoTCE(d)	21.8%	22.0%	18.2%	(20) bps	360 bps
Average loans	181	177	171	2%	6%
U.S. credit card spend volume	175	176	157	-	11%
New credit cards account acquisitions (in thousands)(e)	3,081	5,376	3,211	(43)%	(4)%

(a) 3Q’26 and 2Q’26 results, balances and metrics include the impact from the additional American Airlines co-branded card portfolio onboarded in the second quarter of 2026.

(b) Includes credit reserve build / (release) for loans and provision / (release) for credit losses on unfunded lending commitments.

(c) Includes provisions on policyholder benefits and claims and Other Assets.

(d) TCE and RoTCE are non-GAAP financial measures. For additional information, refer to Footnote 2.

(e) New credit cards account acquisitions represents the number of new credit card accounts opened or acquired.

U.S. Consumer Cards (USCC)

USCC revenues of $4.7 billion were unchanged, driven by an increase in net interest income, offset by a decline in non-interest revenue. Net interest income increased 6%, driven by higher interest - earning balances. Non-interest revenue decreased 62%, driven by higher partner payment accruals and rewards costs, partially offset by higher interchange and annual fees.

USCC operating expenses of $1.7 billion increased 2%, driven by higher transactional expenses as well as advertising and marketing expenses, largely offset by lower compensation, including lower salaries and benefits, performance-related compensation and severance.

USCC provision for credit losses was $1.9 billion, reflecting $1.7 billion of net credit losses and a net reserve build of $208 million, primarily driven by changes in the macroeconomic outlook. Net credit losses were down 4% from the prior-year period, primarily driven by improved credit performance in private label credit cards. The provision in the prior-year period was $1.8 billion, reflecting $1.7 billion of net credit losses and a net reserve build of $58 million, driven by changes in portfolio quality and higher volume, largely offset by changes in the macroeconomic outlook.

USCC net income of $851 million decreased 8%.

All Other (Managed Basis)(a)(b) ($ in millions, except as otherwise noted)	3Q’26	2Q’26	3Q’25	QoQ%	YoY%
Legacy Franchises (managed basis)	1,847	2,053	1,871	(10)%	(1)%
Corporate / Other	(415)	(316)	(400)	(31)%	(4)%
Total revenues	1,432	1,737	1,471	(18)%	(3)%

Total operating expenses	1,874	2,220	2,169	(16)%	(14)%

Net credit losses	433	366	297	18%	46%
Net ACL build / (release)(c)	19	59	10	(68)%	90%
Other provisions(d)	80	13	24	NM	233%
Total provision for credit losses	532	438	331	21%	61%

Income (loss) from continuing operations	(809)	(761)	(752)	(6)%	(8)%
Income (loss) from discontinued operations, net of taxes	-	-	(1)	-	100%
Noncontrolling interests	146	162	3	(10)%	NM
Net (loss)	(955)	(923)	(756)	(3)%	(26)%

All Other Key Statistics and Metrics ($B)
Allocated Average TCE(e)	39	40	41	(1)%	(4)%

(a) Includes Legacy Franchises and certain unallocated costs of global staff functions (including finance, risk, human resources, legal and compliance-related costs), other corporate expenses, and unallocated global operations and technology expenses and income taxes, as well as Corporate Treasury investment activities and discontinued operations.

(b) Reflects results on a managed basis, which excludes divestiture-related impacts related to Citi’s divestitures of its Asia consumer banking businesses and Mexico Consumer/SBMM within Legacy Franchises. For additional information, please refer to Footnote 9.

(c) Includes credit reserve build / (release) for loans and provision / (release) for credit losses on unfunded lending commitments.

(d) Includes provisions on policyholder benefits and claims, Other Assets and HTM debt securities.

(e) TCE is a non-GAAP financial measure. For additional information, refer to Footnote 2.

All Other (Managed Basis)(9)

All Other (managed basis) revenues of $1.4 billion decreased 3%, driven by declines in Legacy Franchises and Corporate/Other.

Legacy Franchises (managed basis)(9) revenues of $1.8 billion decreased 1%, driven by continued lower revenues from closed exit and wind–down markets, offset by growth in Mexico, including momentum in the underlying businesses and the impact of Mexican peso appreciation.

Corporate/Other revenues of $(415) million decreased from $(400) million in the prior-year period, driven by lower net interest income, reflecting higher asset and liability management impacts, offset by higher non-interest revenue, primarily driven by the impact of valuation adjustments on certain investments and positions.

All Other (managed basis) expenses of $1.9 billion decreased 14%, driven by lower transformation expenses and lower expenses related to exits and wind-downs, partially offset by the impact of Mexican peso appreciation and the contribution to the Citi Foundation.

All Other (managed basis) provision for credit losses was $532 million, reflecting $433 million of net credit losses and a net reserve build of $99 million, primarily driven by policyholder benefits and claims in Mexico Consumer. Net credit losses were up 46% from the prior-year period, driven by higher volume and portfolio seasoning in Mexico Consumer. The provision in the prior-year period was $331 million, reflecting $297 million of net credit losses and a net reserve build of $34 million, driven by higher volume and changes in portfolio quality, largely offset by changes in the macroeconomic outlook.

All Other (managed basis) net loss was $(955) million, compared to $(756) million in the prior-year period.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/global/investors. The live webcast of the presentation can also be accessed at https://citi-third-quarter-2026-earnings-results.open-exchange.net/registration.

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Third Quarter 2026 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in more than 180 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

Additional information may be found at www.citigroup.com | X: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. These factors include, among others, macroeconomic, geopolitical and other challenges and uncertainties, including higher interest rates, elevated inflation and conflicts in the Middle East; and the precautionary statements included in this release. These factors also consist of those contained in Citigroup's filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2025 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Investors: Margo Pilic (investorrelations@citi.com)

Press: Danielle Romero-Apsilos (danielle.romeroapsilos@citi.com)

(1) Ratios as of September 30, 2026 are preliminary. Citigroup’s return on average common stockholders’ equity (ROE) is calculated using net income less preferred stock dividends divided by average common stockholders’ equity.

(2) Ratios as of September 30, 2026 are preliminary. Citigroup’s allocated average tangible common equity (TCE) and return on average tangible common equity (RoTCE) are non-GAAP financial measures. RoTCE represents annualized net income available to common shareholders as a percentage of average TCE. For the components of these calculations and for a reconciliation of common equity to TCE, refer to the Citigroup Inc. Quarterly Financial Data Supplement for the quarter ended September 30, 2026 (the 3Q26 Financial Supplement), which is Exhibit 99.2 to Citigroup's Current Report on Form 8-K furnished with the U.S. Securities and Exchange Commission on October 13, 2026.

As used herein, forward-looking estimates or targets for RoTCE are forward-looking non-GAAP financial measures. From time to time, management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for revenue, expenses and RoTCE. Citi is unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because Citi is unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant for future results.

(3) For additional information on the notable item, see Citi’s Current Report on Form 8-K filed on September 24, 2025 with the U.S. Securities and Exchange Commission. Results of operations excluding the impact of the notable item is a non-GAAP financial measure. Citi believes the presentation of its results of operations and financial condition excluding the notable item provides a meaningful depiction of the underlying fundamentals of its broader results for investors, industry analysts and others. For a reconciliation to reported results, refer to the 3Q26 Financial Supplement.

(4) Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders.

(5) Ratios as of September 30, 2026 are preliminary. For the composition of Citigroup’s CET1 Capital and ratio and Citigroup’s Supplementary Leverage ratio, refer to the 3Q26 Financial Supplement.

(6) Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of common equity to tangible common equity and resulting calculation of tangible book value per share, refer to the 3Q26 Financial Supplement.

(7) Prime balances are defined as clients’ billable balances where Citigroup provides cash or synthetic prime brokerage services.

(8) Credit derivatives are used to economically hedge a portion of the Corporate Lending portfolio that includes both accrual loans and loans at fair value. Gain/(loss) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. The fixed premium costs of these hedges are netted against the Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gain/(loss) on loan hedges are non-GAAP financial measures. For a reconciliation to reported results, refer to the 3Q26 Financial Supplement.

(9) All Other (managed basis) reflects results on a managed basis, which excludes divestiture-related impacts, for all periods, related to Citigroup’s divestitures of its Asia consumer banking businesses and Mexico Consumer/SBMM businesses within Legacy Franchises. Certain of the results of operations of All Other (managed basis) and Legacy Franchises (managed basis) that exclude divestiture-related impacts are non-GAAP financial measures. For additional information and a reconciliation to reported results, refer to the 3Q26 Financial Supplement.